Exhibit 10.6

UMBRELLA AGREEMENT Project Prime

DATED 22.12.2014
SEB Investment GmbH SEB Investment GmbH, Filiale di Milano SEB Investment GmbH, French BranchAltair Issy S.A.S. Balni bvba (SPRL) - Sellers -
Prime Holdco C –T S.à r.l. Prime GER Drehbahn – T S.à r.l. Prime GER Valentinskamp – T S.à r.l. Trias Pool II A – T S.à r.l. - Purchasers -

CONTENTS

1.	DOWN PAYMENT, GUARANTEE, ESCROW AGREEMENT	8
2.	AGREEMENTS	9
3.	COOPERATION	11
4.	TERMINATION, LONG STOP	11
5.	MERGER CONTROL CLEARANCE	12
6.	COSTS, TRANSFER TAX	14
7.	NOTIFICATIONS	14
8.	CONFIDENTIALITY, ANNOUNCEMENTS	17
9.	DISPUTE RESOLUTION	18
10.	MISCELLANEOUS	19
11.	REFERENCE DEED	22

This umbrella agreement (the “Umbrella Agreement”) is entered into on 22 December 2014 by and between

(1)
SEB Investment GmbH, a company duly organised and existing under the laws of Germany and registered in the commercial register of the local court of Frankfurt am Main under HRB 75345 with its registered office at Rotfelder-Ring 7 in 60327 Frankfurt am Main being registered with and supervised by the German Federal Financial Service Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, "BaFin") as capital management company (Kapitalverwaltungsgesellschaft) within the meaning of the German Capital Investment Act (Kapitalanlagegesetzbuch) (hereinafter referred to as “SEB-GER”)

SEB-GER is the management company (Kapitalverwaltungsgesellschaft) of, inter alia, the German open-ended real estate investment funds SEB ImmoInvest, SEB ImmoPortfolio Target Return Fund and SEB Global Property Fund (together hereinafter referred to as “Funds”) and, therefore, acting on the account of the Funds.

(2)	SEB Investment GmbH, Filiale di Milano, a branch company of SEB-GER with its registered office in Milano, Via della Chiusa 2, 20123 Milano, Italy (hereinafter referred to as “SEB-ITA”)

(3)
SEB Investment GmbH, French Branch SEB Investment GmbH, a branch company of SEB-GER with its registered office in Succursale, 112, Av. Kleber, 75116 Paris, France (hereinafter referred to as “SEB-FRA”)

SEB-GER, SEB-ITA and SEB-FRA together hereinafter referred to as “SEB”; and

(4)
Altair Issy S.A.S., a company duly organised and existing under the laws of France and registered in the Paris Trade and Companies’ Register under number 428 095 095 (hereinafter referred to as “Altair”), with its registered office at 27, avenue de l’Opéra, 75001 Paris; and

(5)
Balni bvba (SPRL), (bvba being the Dutch and SPRL the French abbreviation of the same legal entity) registered with the Crossroad Databank for Undertakings under number 0453.711.659 (hereinafter referred to as “Balni”), with its registered office at Boulevard Auguste Reyers 207-209, 1030 Brussels, Belgium;

- SEB-GER, SEB-ITA, SEB-FRA, Altair and Balni each a “Seller” and collectively referred to as “Sellers” –
and

(6)	Prime Holdco C –T S.à r.l., Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg (hereinafter referred to as “HoldCo” or "Investor"),

(7)	Prime GER Drehbahn – T S.à r.l., Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg (hereinafter referred to as “Drehbahn Purchaser”)

(8)	Prime GER Valentinskamp – T S.à r.l., Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg (hereinafter referred to as “Valentinskamp Purchaser”,and

(9)	Trias Pool II A – T S.à r.l., Société à responsabilité limitée Siège social: 6A route de Trèves, L-2633 Senningerberg (hereinafter referred to as “Dammtor Purchaser”),
- HoldCo, Drehbahn Purchaser, Valentinskamp Purchaser and Dammtor Purchaser hereinafter collectively referred to as “Purchasers” –
PREAMBLE

(A)	The Sellers are directly or indirectly the legal owners and holders of title to the 12 properties described in Annex P1 of this UA.

(B)
The properties listed in Annex P1 under nos. 1 to 6, 8 and 9 are directly owned by SEB. SEB further is the bare owner of the soil and full owner of the underground of the property listed in Annex P1 under no 7 (together hereinafter called the “Properties”).

(C)
The building developed on the property listed in Annex P1 under no. 7 is indirectly owned by SEB and directly owned by Chrysalis. The shares in Chrysalis are held and owned by SEB, holding 870,083 of 870,084 shares and by Balni holding and owning 1 share, whereas 749 of 750 shares in Balni are held and owned by SEB and 1 share is held and owned by Chrysalis. The property listed in Annex P1 under no. 10 is indirectly owned by the SEB and SEB owns and holds title to all shares of the property company SEB ImmoInvest Lindholmen Science Park AB (“Lindholmen AB”). The property listed in Annex P1 under no. 11 is directly owned by Altair. SEB holds the properties and the shares in Lindholmen AB and Altair and Chrysalis on account of the real estate funds set out in Annex P2 (the shares in Lindholmen AB and Chrysalis are together referred to as the “Shares”).

(D)
In this Umbrella Agreement, SEB is acting on account of said respective real estate investment funds as follows (i) SEB-GER acting on behalf of SEB ImmoPortfolio Target Return Fund with respect to the real estate described in Schedule 3.1 of the Umbrella SPA (ii) SEB-GER acting on behalf of SEB ImmoPortfolio Target Return Fund with respect to the real estate described in Schedule 3.2 of the Umbrella SPA (iii) SEB-FRA with respect to the real estate described in Schedule 3.3 of the Umbrella SPA (iv) SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.4 of the Umbrella SPA (v) SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.5 of the Umbrella SPA (vi) SEB-ITA acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.6 of the Umbrella SPA (vii) SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.7.1 of the Umbrella SPA (viii) SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.8 (a) of the Umbrella SPA (ix) SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.8 (b) of the Umbrella SPA (x) SEB-GER acting on behalf of SEB Global Property Fund with respect to the real estate described in Schedule 3.9 (xI) SEB-GER holds the Shares in Lindholmen AB on account of SEB ImmoInvest, which is the beneficial owner of such shares and SEB-GER holds its shares in Chrysalis on account of SEB ImmoInvest, which is the beneficial owner of such shares.

(E)	The Sellers desire to sell and transfer the Properties and the Shares (hereinafter also called the “Portfolio”) to the Purchasers. Purchasers desire to acquire the Properties and the Shares.

(F)
The Purchasers and/or, as the case may be certain affiliates of the Investor (for further reference cf. Section 2.1.1 - such affiliates also referred to as the “Propcos”) desire to instruct SEB-GER as the asset manager of the Portfolio and to enter into an asset management agreement with SEB-GER.

(G)
Therefore, the Sellers, the Purchasers and certain Propcos intend to enter into an umbrella sale and purchase agreement (“USPA”) providing for the provisions of the intended transactions together with twelve local sale and purchase agreements implementing the sale and transfer of the Properties and the Shares (each an “Individual Transfer”) as well as an asset management services agreement (“AMA”).

(H)
The terms and conditions of the USPA are set out in the draft umbrella sale and purchase agreement between the Sellers, the Investor and certain Propcos as attached hereto as Annex 2.1. The terms and conditions of the Individual Transfers are set out in the Schedules 3.1 to 3.11 to the USPA.

(I)	The terms and conditions of the AMA are set out in the Draft Asset Management Services Agreement between the Sellers, the Investor and certain Propcos as attached hereto as Annex 2.2.

(J)	It is the common intention of the Parties to execute the drafts of the USPA, the Individual Transfers and the AMA together with all annexes and schedules thereto by no later than 19 February 2015.

(K)
It is thus the mutual understanding of the Parties to herewith enter into this Umbrella Agreement and to create the binding obligation (Vorvertrag) to enter into the USPA with the Individual Transfers and the AMA, in each case including all annexes and schedules referenced in the agreements as required for the implementation of the envisaged transaction (“Transaction”) it being understood that the Dammtor Purchaser, the Drehbahn Purchaser and the Valentinskamp Purchaser with respect to the USPA shall only be obliged to enter into the USPA and the Individual Transfers to which they are a Party under the USPA.

Now, therefore Sellers and Investors (herein also referred to each as a “Party” and jointly as the “Parties”) agree as follows:
DEFINITIONS
Except as otherwise expressly provided in this Umbrella Agreement, capitalized terms used in this Umbrella Agreement, shall have the following meaning.
In the Annexes to this Umbrella Agreement, defined terms shall have the meanings as given therein, if not or otherwise defined in this Umbrella Agreement.

"Agreement" means this Umbrella Agreement; “AMA” means the asset management services agreement as described in Section 2.2;
“Business Day” shall mean any day other than a Saturday, Sunday or a public holiday in Frankfurt am Main (Federal Republic of Germany), Luxembourg, London (U.K.) and New York (USA) on which banks are open for usual business during usual hours;

“Chrysalis” means Chrysalis Invest S.A (N.V) ((N.V being the Dutch and S.A. the French abbreviation of the same legal entity), a company duly organized and existing under the laws of Belgium and registered with the Crossroad Databank for Undertakings under number 0463.603.184 with its registered office at boulevard Auguste Reyers 207-209, 5th floor, 1030 Brussels;

“Dispute Meeting” shall have the meaning as defined in Section 9.1.1;
“Dispute Notice” shall have the meaning as defined in Section 9.1.1;
“Dispute Representative” shall have the meaning as defined in Section 9.1.2;
“Down Payment” shall have the meaning as defined in Section 1.1;
“Escrow Agreement” means the agreement between the Investor and the German Notary and SEB attached hereto as Annex 1.1;
“Funds” shall have the meaning as defined in the Caption;
“German Notary” shall have the meaning as defined in Section 11 and shall include his official substitute or his successor in office;
“Guarantee” means the first demand payment guarantee in the amount of EUR 25,000,000 a copy of which is attached as Annex 1.2;
“Investor” shall have the meaning as defined in the caption; "Notarization Date" shall mean the date of the notarization of this Umbrella Agreement.
“Long Stop Date” means 19 February 2015 including that day (24.00) or as the case may be the deferred date pursuant to Section 4.2.1;
“Propcos” shall have the meaning as defined in the Preamble (E)
“Schedules” means any attachments incorporated by reference into this Umbrella Agreement.
“SEB” shall mean SEB-GER, SEB-ITA and SEB-FRA collectively;
“SEB-FRA” shall have the meaning as defined in the caption;
“SEB-GER” shall have the meaning as defined in the caption;

“SEB-ITA” shall have the meaning as defined in the caption;
“Transaction” shall have the meaning as defined in the Preamble (J)
“Umbrella Agreement” means this Umbrella Agreement together with its schedules and annexes;
“Umbrella Sale and Purchase Agreement” or “USPA” means the agreement attached hereto as Annex 2.1 with all schedules and referenced therein;

INTERPRETATIONS
Throughout the Agreement, unless the context requires otherwise,

(a)	headings are for convenience only and shall not affect the interpretation of the Agreement;

(b)	references to any term in the singular shall also include the plural and vice versa;

(c)	references to one gender shall include all genders;

(d)	references to a Seller and/or a Investor shall mean a reference to the relevant Seller and the relevant Purchase in relation to one particular Purchase Object;

(e)	“including”, “in particular”, “e. g.” or “or” shall be read non-exclusive;

(f)	references to EUR or Euro are references to the lawful currency of the member states of the European Union;

(g)
where a German term has been inserted in quotation marks or italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in the Agreement;

(h)
references to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term; and

(i)	references to any statute or statutory provision shall be construed as a reference to the same as it has been in force as of the date of the notarisation of the Agreement.

1.	DOWN PAYMENT, GUARANTEE, ESCROW AGREEMENT

1.1	Down Payment
An amount of EUR 25,000,000 (Euro: twenty five million) (“Down Payment”) has been paid by the Investor into the account at Commerzbank, IBAN DE22500800000402583006, SWIFT: DRESDEFFXXX held by the German Notary (“Escrow Account”) in accordance with the agreement attached hereto as Annex 1.1 (“Escrow Agreement”).

1.2	Corporate Guarantee
The Investor has furthermore provided the German Notary with the Corporate Guarantee in the amount of EUR 25,000,000 (Euro: twenty five million) issued by NorthStar Realty Finance Corporation (“Guarantee”) together with a legal opinion issued by Clifford Chance opining on the legality and the enforceability of the Guarantee.

1.3	Confirmation of the German Notary
The German Notary hereby confirms to the Parties that the Down Payment was fully paid into the Escrow Account, that he holds a copy of the Guarantee and that he will hold, from the date of this Agreement the Down Payment and the copy of the Guarantee in escrow according to the joint instructions of the Parties under this Agreement and, as the case may be, the USPA.
The Investor has handed over the signed original of the Guarantee to Mayer Brown LLP in New York. The Notary is hereby irrevocably instructed to take the necessary actions to have the Guarantee couriered to his attention and – after receipt - to take the original of the Guarantee in escrow. The Notary shall inform the Parties about receipt of the original of the Guarantee in writing.

1.4	Releases from the Escrow Account and Release of the Guarantee/Contractual Penalty

1.4.1
Prior to the notarisation of the USPA, the Sellers and the Purchasers herewith irrevocably instruct the German Notary to release the Guarantee and pay out the whole Down Payment from the Escrow Account

(a)	to the Investor if

(i)	Purchasers rescind in accordance with Section 4.2.1

(ii)	either Party rescinds in accordance with Section 4.2.3 or 4.2.4
and

(b)
to the Seller as a Contractual Penalty to which the Seller shall be entitled, if the Seller rescinds in accordance with Section 4.2.1.; the Seller shall also be entitled to demand immediate payment of an amount of EUR 25,000,000 under the Guarantee.

In all cases, Interest accrued on the Down Payment shall be paid out to the Investor. The Parties agree that Purchaser shall not be liable and not be obliged to pay the Contractual Penalty and the Sellers shall not be entitled to demand payment under the Guarantee in the event that merger control clearance is not granted for the Transaction.

1.4.2
Other payments out of the Escrow Account or return or release of the Guarantee shall exclusively be made upon a joint written instruction executed by or on behalf of the Sellers and the Investor and delivered to the German Notary (Fax sufficient).

1.4.3
As from the date of the notarisation of the USPA, the Sellers and the Investor herewith irrevocably instruct the German Notary to release and pay out any funds out of the Escrow Account and to release the Guarantee only in accordance with the provisions of the USPA.

2.	AGREEMENTS
The Parties herewith undertake to each other the following:

2.1	Umbrella Sale and Purchase Agreement

2.1.1
The HoldCo shall incorporate all relevant entities – namely the Propcos and their direct and indirect shareholders as may be required at Investor's sole discretion – in order to have the USPA, the Individual Transfers and the AMA executed by such entities. To the extent no further entities including the other Purchasers are incorporated, the Investor undertakes to enter into the USPA, the Individual Transfers and, as the case may be, the AMA itself.

2.1.2
The Parties herewith instruct the German Notary, and the German Notary undertakes to make available all relevant information to other notaries or authorities involved in the Individual Transfers as is required for the due and binding execution and timely implementation of the Individual Transfers.

2.1.3
The Sellers and the Purchasers (and/or, as the case may be any entities established and notified to the German Notary and the Sellers in accordance with Section 2.1.1) irrevocably undertake (verpflichten sich) to enter into the USPA together with the Individual Transfers in the form and substance as attached hereto as Annex 2.1 and are mutually obliged to agree on final execution versions of all documents within due course.

2.1.4
With respect to the Properties listed as nos. 8a and 8b in Annex P1 only the aggregate Purchase Price is agreed. The parties will agree on the allocation of the Purchase Price per Property prior to Signing as reasonably determined by the Investor.

2.1.5
The Sellers shall, at the written request of the Purchasers, and at the Purchasers' cost, take all necessary legal and factual steps to assist in procuring a full transfer of the contractual relationship under this Umbrella Agreement referable to a Purchase Object/Shares as defined in the USPA from the Purchasers to, or the assignment or novation of the corresponding benefits and obligations to, or the nomination of, an affiliated entity of the Purchasers (“Internal Designee”). Affiliated entity is determined according to Secs. 15 et seq. German Stock Corporation Act (Aktiengesetz) accordingly and it being understood that in interpreting this German law concept the specifics of other jurisdictions shall reasonably be taken into account. A transfer under this clause would lead to a complete exchange of the contractual position on the Purchaser’s side, i.e. only the Internal Designee would from then on be entitled and obliged under this Umbrella Agreement (or the relevant part as the case may be) and the relevant Individual Transfers corresponding to the Purchase Objects/Shares.

2.1.6
With respect to the Property listed in Schedule P1 under no. 7 the Parties agree that the relevant Purchaser and SEB shall agree the terms and conditions of a lease agreement to be entered into between Chrysalis and SEB based on the agreed commercial terms as set out in Part A of Annex 2.1.6. The lease shall then replace Part A of Annex 15.7 of te USPA.

2.2	Asset Management Services Agreement

2.2.1
SEB-GER and the Purchasers (and/or, as the case may be any entities established and notified to the German Notary and the Sellers in accordance with Section 2.1.1) irrevocably undertake (verpflichten sich) to enter into the AMA in the form and substance as attached hereto as Annex 2.2 and are mutually obliged to agree on final execution versions of all documents as soon as reasonably practicable.

2.2.2
Sellers and Purchasers agree to start the discussions regarding the Operational Memorandum to be agreed as part of the AMA no later than mid January 2015. Such discussions and negotiations shall be conducted in good faith with the aim to finalize the Operational Memorandum as soon as reasonably possible, however, no later than on the Starting Date as defined in the AMA. The Parties agree that the finalizing of the Operational Memorandum shall not be a condition for the Signing of the USPA or the AMA.

2.2.3	The Investor shall procure that any affiliate nominated in accordance with Section 2.1.4 above shall enter into the AMA in respect of the relevant Property as defined in the USPA.

3.	COOPERATION
The Parties shall cooperate acting reasonably and properly in all respects with each other including timely exchange of execution copies of the documentation and execution logistics and formalities and shall use their best efforts to achieve a notarisation of the USPA and the relevant Individual Transfers as well as the AMA until the Long Stop Date.
The Parties shall at all times act in good faith and shall not hinder the timely execution and completion of any of the USPA and/or the Individual Transfers and/or the AMA.
If following the notarization of this Agreement a change to any agreement, clause, annex or other document which has already been attached as a draft to this Agreement is requested by any Party and such change cannot be agreed by and between the Parties, then the version of the relevant agreement, clause, annex or other document as attached hereto shall apply. In case of doubt, Section 10.6 (Severability) sentence 4 of this Agreement shall apply accordingly.

4.	TERMINATION, LONG STOP

4.1	Termination
This Umbrella Agreement cannot be terminated by either Party unless otherwise agreed below.

4.2	Long Stop Date/Rescission

4.2.1
If the Parties have not signed the USPA, the relevant Individual Transfers and the AMA (each in the form annexed and as required under applicable law) together with all annexes and schedules by the Long Stop Date either Party shall be entitled to rescind this Umbrella Agreement together with all transactions contemplated by this Umbrella Agreement but strictly subject to the limitations in Section 4.2.2.

4.2.2	A Party (the "Notifying Party") shall not be entitled to rescind this Umbrella Agreement unless

(a)
it (the Notifying Party) has notified the other Party (the "Receiving Party") that it (i.e. the Notifying Party) is ready, willing and able to sign the USPA , the relevant Individual Transfers and the AMA (in each case together with all annexes and schedules) and

(b)	the Receiving Party defaults in signing the USPA, the relevant Individual Transfers and the AMA until the Long Stop Date.

The right to rescind can only be exercised within a time period of two weeks following the Long Stop Date.
In the event of a rescission by the Purchaser the Purchaser shall be entitled to damages.
In the event of a rescission by the Seller, the Seller shall be entitled to the Contractual Penalty which shall be in full and final settlement of all claims that the Seller may have.

4.2.3
If on the Long Stop Date neither Party has served a notice pursuant to Section 4.2.1 then following a grace period of 5 Business Days either Party shall be entitled to rescind this Agreement and neither party shall have any claims against the other.

4.2.4
If Merger Control Clearance is denied by the Cartel Authorities without possibility to appeal (bestandskräftig), either Party shall be entitled to rescind this Agreement and neither party shall have any claims against the other.

4.2.5
Any rescission shall be made by way of a written declaration to the German Notary. The Sellers and the Purchasers herewith irrevocably entitle the German Notary to receive such declarations on their behalf.

5.	MERGER CONTROL CLEARANCE

5.1	Filings
The Purchasers (and SEB, to the extent any filing cannot be made by the Purchasers on behalf of SEB or on behalf of the other Sellers under applicable law) shall use reasonable endeavours to make any filings necessary in connection with the merger control clearance and any other filings with, or notifications to, any governmental authority required in connection with the Agreement as soon as possible after 5 January 2015.. Any filings made by the Purchasers shall require the prior written consent of SEB (and vice versa) which shall not be unreasonably withheld, conditioned or delayed. The Purchaser may withdraw (zurücknehmen) any filing or agree to the extension of any examination period only with the express prior written consent of SEB, which shall not unreasonably be withheld.

5.2	Cooperation
In order to obtain all requisite approvals for the transactions contemplated by this Umbrella SPA, the Parties shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry including timely exchange of drafts in order to give reasonable opportunity to comment on such drafts,

(ii) supply to any competent authority promptly (unverzüglich) any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence or expire, (iii) promptly provide each other with copies of any written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding and (iv) give each other and their respective advisers the opportunity to participate in all meetings and conferences with any competent authority.

5.3	Merger Control Clearance
The obligations pursuant to Sections 2.1.3 and 2.2.1 are subject to the condition precedent of merger control authority (“Merger Control Clearance”) The Parties assume that the Federal Cartel Office (Bundeskartellamt) (“FCO”) is competent.
Merger Control Clearance is deemed to have occurred, if (i) the FCO notifies the Parties in writing that the Transaction contemplated under this Agreement does not trigger merger control under the German Act Against Restrictions of Competition (Gesetz gegen Wettbewerbsbeschränkungen) (“ARC”) or (ii) in the case of statutory fiction of Merger Control Clearance. The Parties can mutually waive the condition precedent of Merger Control Clearance in writing.

5.4	Charges, Conditions
If a prohibition order of the Federal Cartel Office is to be anticipated or is actually issued, the Parties shall endeavour what can be reasonably be expected to remedy the circumstances preventing the clearance; any liability of the Purchaser in this context is excluded. The Purchaser is entitled to lodge an appeal against the prohibition order in co-operation with the Seller, and at its own expense.

6.	INTERIM PERIOD UNTIL TRANSFER OF POSSESSION

6.1	Sellers Undertakings

6.1.1
With respect to the time period between Signing of this UA and Merger Control Clearance, Sellers shall not do any actions or give any declarations that are outside the ordinary course of business without Purchasers' prior written consent.

6.1.2
With respect to the time period between Merger Control Clearance and the Signing of the USPA, Sections 14.1, 14.2 and 14.3 of the USPA shall apply in relation between the Sellers and the Purchasers mutatis mutandis.

6.1.3
To the extent any actions of Sellers require confirmation or consent of the Purchasers pursuant to these Seller's above undertakings, the Purchasers hereby agree that the persons listed under Sections 8.3.1(b)(ii) and 8.3.1(b)(iii) shall be the contact persons for the Sellers and that any confirmation or consent given by any of these contact persons shall be deemed a confirmation or consent of the Purchasers. Any confirmation or consent shall be deemed granted if Purchasers do not otherwise instruct within a 5 Business Day period commencing on the receipt of the written request.

6.2	Material Adverse Change
Purchasers shall be entitled to rescind from their obligations under this Umbrella Agreement to enter into the USPA and Individual Transfers to the extent that circumstances occur that would entitle the Purchasers under Section 14.4.3 and 14.4.4 of the USPA to rescind from any such Individual Transfer under the USPA. Sections 14.4.5 and 14.4.6 of the USPA shall apply mutatis mutandis. Section 4.2.4 applies to such rescission.

7.	COSTS, TRANSFER TAX
All costs and transfer taxes connected with this Umbrella Agreement, its Schedules and Annexes including the costs of the Escrow Account shall be borne by the Investors.
Each Party shall, however, bear the costs of its own legal and other advisors and agents.

8.	NOTIFICATIONS

8.1	Purchasers’ Agent

8.1.1	Each Purchaser by its execution of this Umbrella Agreement irrevocably appoints
Prime HoldCo C-T S.à r.l.,
6A Route De Treves - 6th Floor,
Senningerberg,
L 2633 Luxembourg
to act on its behalf as its agent (“Purchaser’s Agent”) in relation to this Umbrella Agreement and irrevocably authorizes on its behalf to give and receive all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Purchaser notwithstanding that they may affect the Purchaser without further reference to or the consent of that Purchaser; and in each case the Purchaser shall be bound as though the Purchaser itself had given or received the notices and instructions or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

8.1.2
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made or received by the Purchasers’ Agent or given to the Purchasers’ Agent under this Agreement on behalf of another Purchaser or by a Seller or in connection with this Agreement shall be binding for all purposes on that Purchaser as if that Purchaser had expressly made, given, received or concurred with it. In the event of any conflict between any notices or other communications of the Purchasers’ Agent and any other Purchaser, those of the Purchasers’ Agent shall prevail.

8.1.3	Each Purchaser hereby – to the extent applicable and legally possible - exempts the Purchaser’s Agent from the restrictions provided for in Section 181 of the German Civil Code.

8.1.4	Purchaser’s Agent must not cease to be a Purchasers’ Agent unless a replacement Purchasers’ Agent has been appointed to the reasonable satisfaction of the Sellers.

8.2	Declarations or notifications to the Sellers

8.2.1	Declarations or notifications to the any of the Sellers shall be made in writing and be addressed to:
SEB Investment GmbH
Rotfeder-Ring 7
D – 60327 Frankfurt am Main
Attn.: Mr. Nils Hübener
Email: nils.huebener@sebam.de
Attn.: Mr. Peter Rocker
Email: peter.rocker@sebam.de
With a copy to:
Dr Jens Ortmanns,
McDermott Will & Emery
Stadttor 1
40219 Düsseldorf
Germany
Email: jens.ortmanns@mwe.com

8.3	Declarations or notifications to the Purchaser’s Agent

8.3.1	Declarations or notifications to the Purchaser’s Agent shall be made in writing and be addressed to:

(a)	Purchaser’s Agent and

(b)	For all Purchasers to:

(i)	c/o NorthStar Asset Management Group, attn. General Counsel, 6A Route de Trèves, 6th Floor, 2633 Luxembourg, Luxembourg, Email: legal@nsamgroup.com
and

(ii)	c/o NorthStar Asset Management Group, attn. Shawana McGee, 6A Route de Trèves, 6th Floor, 2633 Luxembourg, Luxembourg, Email: smcgee@nsamgroup.eu
and

(iii)	c/o NorthStar Realty Finance Corp., attn. Ronald J. Lieberman, Esq., 399 Park Avenue, 18th Floor, New York, NY 10022, USA, Fax: +1 (212) 547-2704; Email: Rlieberman@nsamgroup.com
With a copy to:

(iv)	Clifford Chance Deutschland LLP, attn. Thomas Reischauer, Mainzer Landstraße 46, 60325 Frankfurt am Main, Germany, Fax: +49 (0)69 7199 4000; Email: thomas.reischauer@cliffordchance.com

8.4	Purchasers’ Process Agent
The Purchasers will irrevocably appoint a Process Agent within a reasonable period of time after the date hereof. Such Process Agent shall be situated in Germany. Until such Process Agent is appointed, North Star Asset Management Group, 6A Route de Trèves, 6th Floor, 2633 Luxembourg, Grand Duchy of Luxembourg, attn. of the Persons listed under Sections 8.3.1(b)(i) to 8.3.1(b)(iii), shall serve as Purchasers' Process Agent.

8.5	Receipt of Notices

8.5.1	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received:

(a)	in the case of a notice left at the address of the addressee, upon delivery at that address; and

(b)	in the case of a posted letter, on the third day after posting.

8.5.2
A notice received or deemed to be received in accordance with Section 19.5.1 above on a day which is not a Business Day in the place of receipt or after 5 p.m. on any Business Day, according to local time in the place of receipt, shall be deemed to be received on the next following Business Day in the place of receipt.

8.5.3	Each Party undertakes to notify the other Parties by notice served in accordance with this Section 19.5 if the address specified herein is no longer an appropriate address for the service of notices.

9.	CONFIDENTIALITY, ANNOUNCEMENTS

9.1	No Disclosure of Confidential Information
Each Party agrees to maintain in confidence the economic terms contained in this Agreement, information and data furnished or made available by Sellers, its agents or representatives in connection with Purchaser's investigation of the Properties and Shares and the transactions contemplated by this Agreement (collectively, the "Confidential Matters"); provided however, that each Party, its agents and representatives may disclose such information and data (i) to such Party's direct and indirect accountants, attorneys, prospective lenders, investment bankers, underwriters, partners, members, investors (prospective and current), employees, affiliates, officers, directors, consultants and advisors (collectively, "Representatives"), in each case, solely to the extent that such Representatives reasonably need to know such information in connection with assisting Purchaser in connection with the Transaction, and Purchaser shall be liable to the Sellers for any action or omission prohibited under this Agreement by any of its Representatives; (ii) to the extent required by an applicable statute, law, regulation, governmental authority or securities exchange; (iii) to the extent required by Purchaser's reporting requirements under the rules and regulations of the Securities and Exchange Commission, including, without limitation, the necessity of filing Form 8-k disclosure with respect to the transaction contemplated hereby or as required by any securities exchange, (iv) if in the opinion of counsel to the disclosing Party, disclosure is required to comply with any mandatory provision of law, of any directive from a government recognized stock exchange, or of a binding decision from a court or another government body, (v) with respect to generic disclosures about business and pipeline of the Purchaser or any affiliate of the Purchaser made in the ordinary course of business that would not reasonably be expected to identify Seller with the specific transaction contemplated hereby; or (vi) if required by subpoena issued in connection with any litigation or proceeding.

9.2	Announcements
Each Party shall use reasonable efforts to notify the other of impending press-releases regarding the conclusion of this Agreement and the Individual Transfers; provided that the Sellers shall not release any press releases or otherwise publically announce in advance of the Purchaser without the Purchaser’s prior written consent; provided further that substantially similar press-releases shall not require additional notification. The Parties shall so far as reasonably practicable, coordinate with each other to achieve consistency in the factual content of any press-releases.

10.	DISPUTE RESOLUTION

10.1	Disputes
The Parties shall attempt in good faith to resolve any dispute by mutual agreement by the following procedure:

10.1.2
In the event of any dispute between the Parties arising out of or relating to this Umbrella Agreement, the responsible representatives of the Parties shall, within fifteen (15) Business Days of a written notice from one Party to the other Party (the "Dispute Notice"), hold a meeting (the "Dispute Meeting") in an effort to resolve the dispute in fair dealing and good faith. In the absence of agreement to the contrary the Dispute Meeting shall be held at the registered office for the time being of SEB.

10.1.3
Each Party shall use all reasonable efforts to send a senior representative who has authority to settle the dispute to attend the Dispute Meeting (the "Dispute Representative"). Each Party shall give notice of the appointment of its Dispute Representative to the other Party. The Dispute Representatives shall use all reasonable efforts to resolve disputes arising out of this Umbrella Agreement or Individual Transfers by amicable settlement.

10.1.4
Any dispute which is not resolved within forty (40) Business Days after the service of a Disputes Notice/ the service of the first notice of the appointment of a Dispute Representative, whether or not a Dispute Meeting has been held, shall, at the request of either Party be referred to the dispute resolution procedure pursuant to Section 21.2.

10.1.5
Nothing in this Section 21.1 and the following Section 21.2 shall limit the right of the Parties to request conservatory or interim measures, such as preliminary injunctions, from the competent national courts, the pre-arbitral referee and/or the arbitral tribunal. If a claim in a dispute may become time barred due to a statute of limitation being applicable, the Parties shall agree in an appropriate way that the application of such statute of limitation shall be suspended by the time period of the settlement efforts made by the Dispute Representatives and/or the dispute resolution procedure pursuant to Section 21.2. If the Parties cannot reach an appropriate agreement on such suspension sufficiently in advance of time bar of the claim becoming effective, the Party whose claim may become time barred may initiate the dispute resolution procedure pursuant to Section 21.2 irrespective of the prerequisites of this Section 21.1.

10.2	Litigation
In the event that a dispute cannot be settled pursuant to Section 21.1, the Parties agree that the Courts of Frankfurt am Main shall have exclusive jurisdiction over any and all disputes unless required otherwise by mandatory law.

11.	MISCELLANEOUS

11.1	Restrictions on Assignment
Claims of any of the Investors arising out of or in connection with the Agreement may only be assigned with the prior written consent of SEB-GER except assignments to intra-group companies of the Investors or to debt or equity providers.

11.2	Payments, Bank Accounts
Any payment under the Agreement must be made free of all taxes, bank charges and other deductions by wire transfer of immediately available funds. Any such payment shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account on, and on a value date no later than, the relevant due date.

11.3	Liability of Sellers
No Seller shall be liable for any obligations of another Seller acting on behalf of a different real estate fund (several liability, Ausschluss der gesamtschuldnerischen Haftung). Within the same real estate fund, Sellers shall be jointly and severally liable for any obligations hereunder (gesamtschuldnerische Haftung).

11.4	Joint and Several Liability of Investors
Any Investor shall be jointly liable together with all other Investors and assumes to fulfill all obligations by any other Investor and assignee under this Umbrella Agreement (gesamtschuldnerische Haftung der Käufer).

11.5	Amendments
Any amendments to the Agreement shall be in writing, signed by each of the Parties to be valid and require the explicit reference to the Agreement but need to be notarised if this is required by mandatory law. This is also applicable for an amendment of this Section 10.5.

11.6	Severability
Should a provision of the Agreement or a provision later on included in the Agreement be or become null and void as a whole or in part, or should a gap in the Agreement become evident, this does not affect the validity of the remaining provisions. The Parties are aware of the German Federal Supreme Court's (Bundesgerichtshof) decision according to which a severability Section merely reverses the burden of proof. However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 BGB as a whole. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation is deemed to be agreed with effect ex tunc that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of the Agreement if they had considered the point at the time of conclusion of the Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree. If the nullity or gap relates to a provision requiring notarisation, the regulation pursuant to sentence 4 or the provision pursuant to sentence 5 must be agreed in notarised form. However, in derogation of sentences 1 to 5, the Agreement is null and void as a whole if it is null and void in relation to individual Parties or if the partial nullity concerns the contractual main performance obligations or a part of them.

11.7	Governing Law

11.7.1
The Umbrella Agreement shall be exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany without regard to the conflicts of law provisions of the law of the Federal Republic of Germany.

11.8	Entire Agreement

11.8.1	The Agreement including all Schedules to the Agreement and all Schedules and Annexes to such Schedules comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations, agreements and undertakings of the Parties whether oral or written, with respect to the subject matter hereof.

11.9	Further Assurances
Each Party shall from time to time execute and deliver all such further documents and agreements and take all such further actions as the other Party may reasonably require and which are not inconsistent with any other provisions of the Agreement in order to effectively consummate the Agreement as provided herein.

11.10	No Contract for the Benefit of a Third Party
The Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

Number 376 of the Roll of Notarial Deeds for 2014

Done

at Frankfurt am Main, on December 22, 2014

Before me, the undersigned Notary Public
in the district of the Court of Appeals of Frankfurt am Main

DR. HANS HOFMANN

with offices in Frankfurt am Main

appeared today:

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110744-14

1. **Mr. Nils Hübener,**
born on 7 July 1970,
with business address at Rotfeder-Ring 7,
60327 Frankfurt am Main, Germany,

hereinafter not acting in his own name but

by virtue of a power of attorney dated 17 December 2014, the original of which was presented to the notary and a certified copy of which is attached hereto as **Appendix A**, as attorney-in-fact for

a) **SEB Investment GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) under the laws of Germany, with its seat in Frankfurt am Main, Germany, and its registered address at Rotfeder-Ring 7, 60327 Frankfurt am Main, Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Frankfurt am Main under HRB 29859.

b) **ALTAIR ISSY SAS**, registered in the Paris Trade and Companies' Register under number 428 095 095, with its registered office at 27, avenue de l'Opéra, 75001 Paris, France;

c) **Balni bvba**, registered with the Crossroad Databank for Undertakings under number 0453.711.659, with its registered office at Boulevard Auguste Reyers 207-209, 1030 Schaerbeek, Belgium;

2. **Mr. Axel Kraus,**
born on 4 December 1951,
with business address at Rotfeder-Ring 7,
60327 Frankfurt am Main, Germany,

hereinafter not acting in his own name but as managing director of **SEB Investment GmbH** and as Directeur Général of **ALTAIR ISSY SAS;**

3. **Ms. Stephanie Große,**
born on 2 December 1987,
with business address at Mainzer Landstraße 46,
60325 Frankfurt am Main, Germany,

hereinafter not acting in her own name but

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a) by virtue of a power of attorney dated 19 December 2014, a certified copy of which is attached hereto as **Appendix B**, as attorney-in-fact for

b) by virtue of a power of attorney dated 19 December 2014, a certified copy of which is attached hereto as **Appendix C**, as attorney-in-fact for

c) by virtue of a power of attorney dated 19 December 2014, a certified copy of which is attached hereto as **Appendix D**, as attorney-in-fact for

d) by virtue of a power of attorney dated 19 December 2014, a certified copy of which is attached hereto as **Appendix E**, as attorney-in-fact for

Certified copies of these powers of attorney are attached to this deed as **Appendixes B, C, D and E.** The originals were presented to the notary at this notarisation.

The deponents under No. 1 and No. 2 are personally known to the notary. The deponent under No. 3 identified herself by submission of her valid identity card.

The notary asked the persons appeared regarding a prior involvement according to sec. 3 para. 1 sent. 1 no. 7 of the German Notarisation Act (*Beurkundungsgesetz*). After having been instructed by the notary the persons appeared and the notary answered this question in the negative.

The persons appeared requested the notary to notarize this deed in the English language for the convenience of the parties represented by them and confirmed that they are in adequate command of the English language. They also confirmed that they are in adequate command of the French language. The notary is in adequate command of the English and the French language as well.

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The persons appeared, acting as aforesaid, then requested the notary to notarise the

UMBRELLA AGREEMENT

attached to this deed as **Enclosure I**. This Umbrella Agreement forms an integral part of this deed.

Enclosure I makes reference to various Schedules and Annexes. With the exception of Enclosure I and Annexes P1, P2 and Annex 2.1.6 which are attached to this deed the remaining Schedules and Annexes are not attached to this deed, but are contained in the notarial deeds Nos. 374/2014 and 375/2014 of the acting notary, dated 20 to 22 December 2014, Nos. 185/2014 to 193/2014 of the Notary Dr. Jörg Michael Lang, dated 20 to 22 December 2014 and Nos. 21/2014 to no. 26/2014 of the Notary Elmar Günther dated 21 and 22 December 2014 (the "**Reference Deed**"). The notarial deeds of the Reference Deed are available at this notarization each in its original; it is hereby – but with the exception of those Annexes or parts therof which have been attached to the Reference Deed for information or documentation purposes only – being referred to, including pursuant to Section 13a German Notarization Act (*BeurkG*), and made a part of this notarization. The persons appeared expressly declared that they are fully aware of the contents of the Reference Deed including their respective Schedules and Annexes forming an integral part of the Reference Deed and that they approve the statements made by and the authorization of the deponents of the Reference Deed. After having been advised by the notary of the relevance of this reference, the persons appeared waived their right to have the Reference Deed read out again and to have copies thereof attached to this deed.

To the extent that any Annexes or parts thereof have expressly been included in the Reference Deed for information or for documentation purposes only, they serve information and documentation purposes only also for the purposes of this deed. The same applies to Annex 1.1 ("Escrow Agreement") which has been attached to Enclosure I for information purposes only.

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The notary advised the persons appeared in particular of the following:

- that this deed must contain all agreements of the parties with respect to the subject matter thereof, and that otherwise the agreement may be null and void;

- that the parties will be jointly and severally liable for the costs of this deed and of the Reference Deed (which shall be born by the party mentioned under No. 3a before).

The notary further advised that the transactions contemplated hereby are in part subject to foreign law, and that he is under no obligation to advise, and has not advised, the parties with respect to the contents of foreign law or legal orders, and that he is therefore not subject to any liability in this respect.

Furthermore, the notary pointed out that he has not undertaken to advise the parties on tax matters, and thus does not accept any liability in this respect; the persons appeared expressly agreed to this, including in the name of the persons represented by them.

The notary advised the parties about means to secure the fulfilment of the future obligations arising out of the Umbrella Agreement; the parties expressly stated not to wish or desire any more security measures as agreed in the Umbrella Agreement.

This deed with its Enclosure I and Annexes P1, P2 and Annex 2.1.6 were read aloud by the notary to the persons appeared. Thereupon this Umbrella Agreement in its entirety including the Annexes P1, P2 and Annex 2.1.6 were approved by the persons appeared and was signed by them and the notary in their own hands as follows:

Hofmann, Notar

932366861.1